Exhibit 99.1

Investor Relations

Heather Hille

Director, Investor Relations

(952) 887-8923, heather.hille@toro.com

Media Relations

Branden Happel

Senior Manager, Public Relations

(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports Record Fiscal 2015 Results

•                  Fiscal 2015 sales increase 10 percent to a record $2.4 billion

•                  Net earnings per share for the year up 17.5 percent to a record $3.55

•                  Quarterly cash dividend increased 20 percent to $0.30 per share

•                  Acquisition of BOSS® snow and ice management business delivers positive full year results

BLOOMINGTON, Minn. (December 3, 2015) — The Toro Company (NYSE: TTC) today reported net earnings of $201.6 million, or $3.55 per share, on a net sales increase of 10.0 percent to $2.391 billion for its fiscal year ended October 31, 2015.  In fiscal 2014, the company delivered net earnings of $173.9 million, or $3.02 per share for the year, on net sales of $2.173 billion.

For the fourth quarter, Toro reported net earnings of $23.6 million or $0.42 per share, on a net sales increase of 16.1 percent to $480.8 million.  In the comparable 2014 period, the company posted net earnings of $10.9 million on net sales of $414.1 million.

The company also announced that its board of directors has declared a quarterly cash dividend of $0.30 per share, a 20 percent increase from its previous quarterly dividend rate of $0.25 per share.  This dividend is payable on January 11, 2016 to shareholders of record on December 22, 2015.  For the fiscal year, the company returned over $160 million to shareholders through the payment of $55.5 million in dividends and the repurchase of more than 1.5 million shares of common stock.  Additionally, the board authorized the repurchase of an additional 4 million shares of Toro’s common stock through open-market or in privately negotiated transactions from time to time and in such amounts as management deems appropriate.

“Early this last year, as The Toro Company entered its second century, we were optimistic about the months ahead due to the addition of the BOSS® snow and ice management business, the positive momentum we were experiencing with early snow preseason sales, and a broad line-up of innovative new products for fiscal 2015,” said Michael J. Hoffman, Toro’s chairman and chief executive officer.  “As the year progressed, that optimism proved accurate and we were able to sustain strong retail momentum across our businesses. The successful integration of BOSS® played a significant role in achieving our revenue growth of 10 percent for the year, we saw the benefit of favorable weather conditions, and the launch of several new products were well received by our customers,” said Hoffman. “In fact, our new product vitality index showed an increase for the year compared to fiscal 2014, and we are confident that metric will be even higher in fiscal 2016.”

“In addition to driving record revenues, our team focused on increasing productivity and leveraging expenses, which had a positive impact on our results.  These efforts helped us to deliver record earnings for the year and have positioned us well as we head into the second year of our Destination PRIME employee initiative. I am very proud of our employees around the world.  It is their continued focus and collective contributions that ultimately helped drive our record fiscal 2015 results.  I would like to thank the entire team for their dedication and hard work throughout the year.”

“As we begin our fiscal 2016 journey, we will continue to focus on our end markets by delivering new product innovations and productivity-enhancing solutions for all of our businesses.  With the first quarter underway, we are encouraged by the strong pre-season demand for our snow and ice management products.  Looking ahead, we recognize that unfavorable weather conditions could negatively impact demand, and unfavorable foreign currency exchange rate movements could present a challenge to our results, throughout the year.  As always, we will remain flexible across the enterprise, making necessary adjustments to serve our customers and to manage those things within our control.”

For fiscal 2016, the company expects revenue growth to be about 4 percent, and net earnings to be about $3.80 to $3.90 per share.  For the first quarter, the company expects net earnings to be about $0.58 to $0.60 per share.

SEGMENT RESULTS

Professional

•                  Professional segment net sales for fiscal 2015 totaled $1.640 billion, up 11.0 percent from $1.478 billion last year. Incremental sales from the BOSS® snow and ice management product line, as well as continued demand for new landscape contractor products, and rental and specialty construction equipment contributed to the growth for the year.  For the fourth quarter, professional segment net sales were $325.2 million, up 20.9 percent from the comparable fiscal 2014 period. The addition of the BOSS® snow and ice management business, as well as higher demand for our landscape contractor and specialty construction equipment, drove the increase.  The sales growth for both periods was somewhat offset by unfavorable currency exchange rates.

•                  Professional segment earnings for fiscal 2015 totaled $308.0 million, up 11.5 percent from $276.3 million from the prior year. For the fourth quarter, professional segment earnings were $49.3 million, up from $31.6 million in the comparable fiscal 2014 period.

Residential

Residential segment net sales for fiscal 2015 were $725.7 million, up 7.9 percent from $672.4 million last year. New product introductions paired with enhanced product placement with The Home Depot contributed to the sales increases for the year.  For the fourth quarter, residential segment net sales were $147.1 million, up 6.0 percent from the comparable fiscal 2014 period.  Increased sales of residential snow products, including the launch of the new SnowMaster®, paired with increased demand for residential zero-turn riding mowers, contributed nicely to the results. The sales growth for both periods was somewhat offset by unfavorable currency exchange rates.

•                  Residential segment earnings for fiscal 2015 totaled $85.0 million, up 10.5 percent from fiscal 2014. For the fourth quarter, residential segment earnings were $15.8 million, down slightly from $16.3 million in the comparable fiscal 2014 period.

OPERATING RESULTS

Gross margin as a percent of sales for fiscal 2015 was down 60 basis points from last year to 35.0 percent.  For the fourth quarter, gross margin as a percent of sales increased 60 basis points to 35.1 percent.  For the year, unfavorable currency rates played a substantial role in the negative impact on margins. For the quarter, the addition of BOSS,® favorable product mix and increased productivity drove positive impacts on gross margin, although somewhat offset by unfavorable currency exchange rates.

Selling, general and administrative (SG&A) expense as a percent of sales for fiscal 2015 decreased 100 basis points from last year to 22.5 percent. For the fourth quarter, SG&A expense as a percent of sales decreased 240 basis points to 27.4 percent. For both periods, the decreases were primarily due to the leveraging of expenses over higher sales volume.

Operating earnings as a percent of sales for fiscal 2015 improved 40 basis points from last year to 12.5 percent.  For the fourth quarter, operating earnings improved 300 basis points to 7.7 percent of sales.

Interest expense for fiscal 2015 was $18.8 million up 21.6 percent from last year.  For the fourth quarter, interest expense totaled $4.7 million, an increase of 7.4 percent from the same period last year.  The increase was primarily due to the additional long-term debt issued in connection with the BOSS® acquisition.

The effective tax rate for fiscal 2015 was 30.7 percent, compared to 32.2 percent last year.  This was due to the benefit realized from the retroactive reenactment of the domestic research tax credit in the first quarter of fiscal 2015 and higher earnings in lower tax jurisdictions.

Accounts receivable at the end of fiscal 2015 totaled $177.0 million, up 11.9 percent from last year.  Net inventories were $334.5 million, up 21.8 percent from last year. Trade payables were $152.0 million, up 22.3 percent from last year.

About The Toro Company

The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment, including turf, snow and ground engaging equipment and irrigation and outdoor lighting solutions. With sales of $2.4 billion in fiscal 2015, Toro’s global presence extends to more than 90 countries.  Through constant innovation and caring relationships built on trust and integrity, Toro and its family of brands have built a legacy of excellence by helping customers care for golf courses, landscapes, sports fields, public green spaces, commercial and residential properties and agricultural fields. For more information, visit www.thetorocompany.com.

LIVE CONFERENCE CALL

December 3, 2015 at 10:00 a.m. CST

www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CST on December 3, 2015. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Forward-Looking Statements

This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” “can,” “seek,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Particular risks and uncertainties that may affect our operating results or financial position include: worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence; disruption at our manufacturing or distribution facilities, including drug cartel-related violence affecting our maquiladora operations in Juarez, Mexico; fluctuations in the cost and availability of raw materials and components, including steel, engines, hydraulics and resins; the impact of abnormal weather patterns, including unfavorable weather conditions exacerbated by global climate change or otherwise; the impact of natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels; dependence on The Home Depot as a customer for our residential business; elimination of shelf space for our products at dealers or retailers; inventory adjustments or changes in purchasing patterns by our customers; our ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international operations and markets, including political, economic and/or social instability and tax policies in the countries in which we manufacture or sell our products; foreign currency exchange rate fluctuations; our relationships with our distribution channel partners, including the financial viability of our distributors and dealers; risks associated with acquisitions, including our acquisition of the BOSS® professional snow and ice management business; management of our alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of enactment of, changes in and compliance with laws, regulations and standards, including those relating to consumer product safety, conflict mineral disclosure, taxation, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; and other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We undertake no obligation to update forward-looking statements made herein to reflect events or circumstances after the date hereof.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Fiscal Years Ended
	October 31, 2015	October 31, 2014	October 31, 2015	October 31, 2014
Net sales	$480,807	$414,140	$2,390,875	$2,172,691
Gross profit	168,574	143,137	835,935	773,271
Gross profit percent	35.1%	34.5%	35.0%	35.6%
Selling, general, and administrative expense	131,742	123,494	536,821	510,114
Operating earnings	36,832	19,643	299,114	263,157
Interest expense	(4,686)	(4,361)	(18,757)	(15,426)
Other income, net	3,159	2,494	10,674	8,714
Earnings before income taxes	35,305	17,776	291,031	256,445
Provision for income taxes	11,751	6,874	89,440	82,575
Net earnings	$23,554	$10,902	$201,591	$173,870

Basic net earnings per share	$0.43	$0.19	$3.63	$3.09

Diluted net earnings per share	$0.42	$0.19	$3.55	$3.02

Weighted average number of shares of common stock outstanding — Basic	55,050	55,951	55,565	56,359

Weighted average number of shares of common stock outstanding — Diluted	56,293	57,244	56,757	57,628

Segment Data (Unaudited)

(Dollars in thousands)

	Three Months Ended		Fiscal Years Ended
Segment Net Sales	October 31, 2015	October 31, 2014	October 31, 2015	October 31, 2014
Professional	$325,185	$268,871	$1,639,659	$1,477,578
Residential	147,095	138,779	725,682	672,443
Other	8,527	6,490	25,534	22,670
Total *	$480,807	$414,140	$2,390,875	$2,172,691

* Includes international sales of	$135,724	$124,585	$610,635	$622,614

	Three Months Ended		Fiscal Years Ended
Segment Earnings (Loss) Before Income Taxes	October 31, 2015	October 31, 2014	October 31, 2015	October 31, 2014
Professional	$49,283	$31,640	$308,010	$276,305
Residential	15,825	16,262	84,956	76,916
Other	(29,803)	(30,126)	(101,935)	(96,776)
Total	$35,305	$17,776	$291,031	$256,445

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	October 31, 2015	October 31, 2014
ASSETS
Cash and cash equivalents	$126,275	$314,873
Receivables, net	177,013	158,158
Inventories, net	334,514	274,603
Prepaid expenses and other current assets	34,782	33,580
Deferred income taxes	38,095	42,822
Total current assets	710,679	824,036

Property, plant, and equipment, net	224,995	205,195
Deferred income taxes	28,568	26,075
Goodwill and other assets, net	339,416	137,109
Total assets	$1,303,658	$1,192,415

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$23,134	$6,640
Short-term debt	222	20,818
Accounts payable	152,017	124,271
Accrued liabilities	268,361	248,691
Total current liabilities	443,734	400,420

Long-term debt, less current portion	354,818	347,316
Deferred revenue	11,365	10,947
Deferred income taxes	7	—
Other long-term liabilities	31,569	25,005
Stockholders’ equity	462,165	408,727
Total liabilities and stockholders’ equity	$1,303,658	$1,192,415

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Fiscal Years Ended
	October 31, 2015	October 31, 2014
Cash flows from operating activities:
Net earnings	$201,591	$173,870
Adjustments to reconcile net earnings to net cash provided by operating activities:
Noncash income from finance affiliate	(8,353)	(7,262)
Provision for depreciation, amortization, and impairment loss	63,143	53,138
Stock-based compensation expense	10,836	11,291
Decrease (increase) in deferred income taxes	200	(4,700)
Other	(128)	28
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(25,647)	(5,042)
Inventories, net	(52,656)	(37,183)
Prepaid expenses and other assets	(607)	(3,245)
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	48,490	1,470
Net cash provided by operating activities	236,869	182,365

Cash flows from investing activities:
Purchases of property, plant, and equipment	(56,374)	(71,138)
Proceeds from asset disposals	179	479
Distributions from finance affiliate, net	4,264	5,672
Acquisitions, net of cash acquired	(198,329)	(715)
Net cash used in investing activities	(250,260)	(65,702)

Cash flows from financing activities:
(Repayments of) increase in short-term debt	(21,283)	19,498
(Repayments of) increase in long-term debt	(7,227)	129,557
Excess tax benefits from stock-based awards	8,459	8,857
Proceeds from exercise of stock options	9,203	7,192
Purchases of Toro common stock	(106,964)	(103,039)
Dividends paid on Toro common stock	(55,549)	(45,048)
Net cash (used in) provided by financing activities	(173,361)	17,017

Effect of exchange rates on cash and cash equivalents	(1,846)	(1,800)

Net (decrease) increase in cash and cash equivalents	(188,598)	131,880
Cash and cash equivalents as of the beginning of the fiscal year	314,873	182,993

Cash and cash equivalents as of the end of the fiscal year	$126,275	$314,873